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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2003

PACKAGED ICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

TEXAS (State or other jurisdiction of incorporation)	333-29357 (Commission File Number)	76-0316492 (IRS Employer Identification No.)

3535 TRAVIS STREET, SUITE 170
DALLAS, TEXAS 75204
(Address of principal executive offices)

(214) 526-6740
(Registrant's telephone number, including area code)

Item 9: Regulation FD Disclosure

EXPLANATORY NOTE

        Certain information set forth on the following pages is included in a preliminary offering circular of Cube Acquisition Corp., a Texas corporation ("Cube Acquisition"), for an issuance in connection with an offering of $150 million in aggregate principal amount of non-convertible debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). The debt securities will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Cube Acquisition is making the offering in connection with the proposed merger of Cube Acquisition with and into Packaged Ice, Inc. Simultaneously with such merger, Cube Acquisition will merge into Packaged Ice, Inc. and Packaged Ice, Inc. will assume all the obligations of Cube Acquisition under the debt securities.

        Certain information set forth on the following pages is included in a confidential information memorandum of Packaged Ice, Inc. being made available to potential lenders in connection with a proposed $170 million credit facility related to the proposed merger of Cube Acquisition with and into Packaged Ice, Inc.

        Unless the context otherwise requires, (1) the term "Parent" means CAC Holdings Corp., a Delaware corporation and the 100% owner of Cube Acquisition, (2) the terms "the company," "Packaged Ice," "we," "us" and "our" mean, with respect to matters before the consummation of the merger and related transactions, Packaged Ice, Inc., a Texas corporation, and, with respect to matters after the consummation of the merger and related transactions, collectively, the combined entity of Packaged Ice, Inc. and Cube Acquisition, in each case together with its subsidiaries, and (3) the term "merger" refers to the merger of Cube Acquisition with and into us. The financial data used herein are drawn or derived from our consolidated financial statements.

        Except for any historical information, the matters we discuss in this Form 8-K concerning our company contain forward-looking statements. Any statements in this Form 8-K that are not statements of historical fact, are intended to be, and are, "forward-looking statements". Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The important factors we discuss below and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other factors identified in our filings with the SEC and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Form 8-K.

        The information furnished in this report is not deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Registration Statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Recent Developments

        For the two month period ended May 31, 2003, our revenues were $43.6 million compared to $43.9 million for the two month period ended May 31, 2002, a decrease of $0.3 million or 0.7%. This decrease was attributable to a decline in sales volume related to unfavorable weather patterns in certain of our east coast markets, offset by higher average selling prices. For the five month period ended May 31, 2003, our revenues were $76.2 million compared to $76.7 million for the five month period ended May 31, 2002, a decrease of $0.5 million or 0.7%. For the twelve month period ended May 31, 2003, our revenues were $235.2 million.

        For the two month period ended May 31, 2003, our net income before cumulative effect of change in accounting principle and preferred dividends was $2.7 million compared to $1.8 million for the two month period ended May 31, 2002, an increase of $0.9 million or 50.0%. For the five month period ended May 31, 2003, our net loss before cumulative effect of change in accounting principle and preferred dividends was $12.1 million compared to a net loss before cumulative effect of change in accounting principle and preferred dividends of $14.4 million for the five month period ended May 31, 2002, an improvement of $2.3 million or 16.0%. For the twelve month period ended May 31, 2003, our net loss before cumulative effect of change in accounting principle and preferred dividends was $9.2 million.

        For the six month period ended June 30, 2003, we estimate that our revenues were $103.3 million compared to $106.2 million for the six month period ended June 30, 2002, a decrease of $2.9 million or 2.7%. This decrease was attributable to a decline in sales volume related to continued unfavorable weather patterns in certain of our east coast markets, offset by higher average selling prices.

        We had $63.9 million outstanding under our existing credit facilities as of June 30, 2003.

        The preliminary unaudited consolidated financial results for the two and five month periods ended May 31, 2003 and the preliminary estimated unaudited financial results for the six month period ended June 30, 2003 are not final, and, as such, we have not conducted our internal certification process nor have our auditors completed their review of such results. These preliminary unaudited consolidated operating results described above could change, and such changes could be material.

BUSINESS

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 73,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. Our sales are more than four times that of any other packaged ice supplier. We have the leading market position in the majority of the local and regional ice markets in which we operate, and we estimate that over 80% of our ice sales are in markets where we are the market leader. Our principal product is ice packaged in seven- to fifty-pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2002, we sold the equivalent of over 420 million seven-pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales, due to warm weather, extended peak selling seasons and favorable population growth patterns. We believe population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 12 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi-state demands of customers in our markets.

        Our business is characterized by consistent annual customer demand, attractive margins and modest on-going capital requirements. We believe that retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes.

        We operate in two business segments: ice products and non-ice products and operations. Ice products accounted for approximately 92% of our total revenues for the twelve months ended March 31, 2003. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory® machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. For the twelve months ended March 31, 2003, traditional ice manufacturing and Ice Factory sales accounted for approximately 90% and 10% of ice product revenues, respectively. Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water. Non-ice products and operations accounted for approximately 8% of our total revenues for the twelve months ended March 31, 2003.

        We produce ice in cube, half-moon, cylindrical, crushed and block forms and provide our customers with a variety of delivery options to meet their specific needs. In addition to the manufacture and distribution of packaged ice in small bags (typically seven pounds), we sell medium bags (16 to 20 pounds) and ten-pound block bags to our retail customer base, which primarily consists of supermarkets, mass merchants and convenience stores. We also sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers and block ice in 10, 25 and 300 pound sizes to our commercial, agricultural and industrial customers. A portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers.

        Since our inception in 1990, we have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers. We have a diverse customer base, with our largest customer accounting for less than 8% of our revenues for the twelve months ended March 31, 2003. We have long-standing relationships with our customers across all major retail channels, evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores, such as Albertson's, Circle-K,

ExxonMobil, Kroger, 7-Eleven and Wal-Mart. Most of our major retail ice customers, including eighteen of our top twenty customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to almost all of our top twenty customers. The percentage of our volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

        At March 31, 2003, we owned or operated 47 ice manufacturing plants, 52 distribution centers, approximately 70,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, seven refrigerated warehouses and one bottled water plant. We had an aggregate daily ice manufacturing capacity of approximately 14,000 tons, the equivalent of four million seven-pound bags of ice.

Industry Overview

        Our management estimates that the annual wholesale market for packaged ice is approximately $1.8 billion, which includes manufacturers such as ourselves and in-house production, primarily by small retail operations and, to a lesser extent, by large retailers. The packaged ice industry is highly fragmented and is led by us and several regional, multi-facility operators. The industry includes numerous local and regional companies of varying size and resources, with most ice manufacturers having annual revenues of less than $1.0 million.

        Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility and, as a result of high transportation costs, are typically limited to servicing customers within approximately 100 miles from the point of production. Packaged ice suppliers compete based primarily on service, quality and price, with success dependent upon prompt and reliable delivery during peak seasonal months, an efficient manufacturing and distribution system, high-density customer distribution routes within a region and high customer concentration in a market area. Each customer location typically carries one brand of ice provided by a single supplier.

        The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. We believe volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within specific geographic markets can also be affected by weather conditions, with cool or rainy weather negatively impacting ice purchases.

Competitive Strengths

        We believe our competitive strengths include:

        Unique Multi-State Presence and Infrastructure.    We are the only company in the packaged ice industry serving customers in 31 states and the District of Columbia. Our large geographic footprint gives us the necessary manufacturing capacity and distribution scale to service large retailers across multiple states and regions. Smaller local suppliers do not have the multi-state or multi-region service capabilities increasingly required by such customers. As a result of our unique multi-state presence and infrastructure, we believe we are well positioned to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets. In addition to providing us with competitive advantages with our customers, our broad geographic reach also helps insulate us from the variability of weather patterns in any individual region.

        Leading Market Position in Attractive Ice Markets.    We are the largest manufacturer and distributor of packaged ice in the United States, with over 80% of our ice revenues generated in markets where we have the leading market share. We are the market leader in the Sun Belt, one of the most attractive regions in the United States for packaged ice in terms of weather and population growth patterns. The markets we serve include 12 of the 15 fastest growing metropolitan areas in the United States. We believe our strong market position in these desirable markets will contribute to future growth in revenue and profitability.

        Long Standing Relationships with High Quality Customers.    We have been providing ice products and delivery services to many of our customers for more than a decade. These customers include prominent retailers across a variety of channels. Many of these customers require significant volumes of ice products on a multi-state basis and would require numerous suppliers to replace the extent of the services we currently provide. In addition, our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months. The strength of our customer relationships is further reinforced by the fact that almost all of our customers rely on a single supplier of packaged ice at each point of sale. This is illustrated by the fact that we are the sole supplier to 17 of our top 20 customers' stores within our territories. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

        Multiple Distribution Service Offerings.    We attract and retain customers by offering a variety of service alternatives to meet our customers' specific supply chain needs. These alternatives include traditional distribution methods, such as delivery to our merchandisers, delivery of bulk quantities to retail locations and warehouse shipments from a centralized point of production. In addition, our proprietary Ice Factory units provide certain high volume customers with self-contained on-site ice production, packaging and storage. These additional delivery alternatives enable us to offer our customers the flexibility to meet their specific supply requirements in a reliable and cost-efficient manner.

        Strong, Incentivized Management Team with Proven Execution Capabilities.    Led by our Chairman and Chief Executive Officer, William P. Brick, and our President and Chief Operating Officer, Jimmy C. Weaver, our management team has extensive industry experience, averaging 14 years with us and our predecessors. Our management team has been responsible for successfully executing our strategy of increasing our profitability through operational improvements, including cost rationalization, facility consolidation and working capital management, while strengthening customer relationships. In connection with the merger, our management team will make an equity investment of $3.5 million in Parent and have the opportunity to earn an additional 10% of Parent's fully-diluted common equity through incentive options.

Business Strategy

        Our business strategy is to strengthen our competitive position, increase revenues and drive profitability by:

        Enhancing Revenue Growth.    We believe there are several opportunities to maintain and grow our revenues through:

  •
  Growth from Our Existing Customers. We intend to capitalize on our long-standing customer relationships to grow with our large national and regional customers as they seek to increase their market penetration and consolidate the retail segments in which they operate. As the sole supplier in our regions to the majority of these customers, we are well positioned to share in our customers' growth. In addition, for certain customers for whom we are not the sole supplier, we believe there is an opportunity to capture incremental volume as these customers continue to reduce their supplier base in order to achieve efficiencies across the supply chain.

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  Growth from Outsourcing Trends of Large Retailers. Several large retailers continue to produce packaged ice in-house. Consistent with general outsourcing trends among retailers, we have assumed certain ice supply requirements for a number of large retail chains that previously operated captive ice manufacturing facilities, including Albertson's, HEB and Safeway. We believe we will be able to capture additional volume from new and existing customers as retailers increasingly choose to outsource and focus on their core competencies.

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  New Product Introductions. We continue to broaden our product offerings through the introduction of new sizes of bagged ice. We believe that introducing new bag sizes at various price points offers an opportunity to enhance our product mix and increase our sales and operating margins.

        Continuing Efficiency Improvements.    In the last four years, we have consolidated our ice manufacturing and distribution facilities, reducing the total number of facilities from 115 to 99. At the same time, we have increased our volumes and maintained our overall capacity by relocating equipment and investing in new equipment. We have identified several opportunities for continued facility consolidations that we expect can be implemented without a significant increase in capital expenditures. In addition, we believe there are opportunities for continued efficiency improvements through distribution route optimization.

        Selectively Pursuing Acquisitions.    The packaged ice industry continues to be highly fragmented. We will consider strategic acquisitions in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets. Consistent with this strategy, the Sponsors are currently investigating potential strategic acquisitions within our geographic footprint. The outcome of such investigations is uncertain.

Ice Products

        We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce our ice in cube, half-moon, cylindrical, crushed and block forms to satisfy customer demands. Our primary ice product is packaged in small bags (primarily seven pounds), which we sell principally to convenience stores and supermarkets. We also sell significant amounts of medium bags (16 to 20 pounds) and ten-pound block bags to the same convenience stores and supermarkets. We sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, we sell block ice in 10, 25 and 300 pound sizes to commercial, agricultural and industrial customers. A portion of our products are sold through distributors who deliver ice to our customers on our behalf as well as resell ice to their own customers.

        We continue to broaden our product offerings through the introduction of new sizes of bagged ice as well as new ice products. New bag sizes such as ten-pound bags may offer an opportunity to enhance revenue and operating margins. In addition, we began testing a new premium product, Glacé Gourmet Ice Cubes ("Glacé"), in late 2002 in certain Texas retail locations. This product is an extra-clear, perfectly square ice cube that melts more slowly than standard ice cubes and is targeted toward consumers of home refrigerator ice. We use special packaging for Glacé and sell it in four-pound bags.

Manufacturing

        To ensure that the water supplied by each municipality meets our quality standards, the water is often filtered for use in the ice making process. We use low micron filtration, carbon filtration, water softeners, ozone generators and reverse osmosis as needed to achieve the proper water quality needed to produce a clear product. All of our ice manufacturing facilities are certified by the International Packaged Ice Association. This certification requires the inspection of more than 50 areas of operations, ensuring high water quality, a sanitary operating environment and safe working conditions.

        We manufacture ice in two ways: the vertical plate method and the vertical tube method. In both methods, water is circulated over cold vertical surfaces where the flowing water freezes into ice. The process of freezing the water while in motion acts as a final purification process by extracting minerals still present in the water following the filtration process. When the ice builds to the proper thickness it is detached from the plates or tubes by heating the freezing surfaces, allowing the ice to be cut into individual pieces. In the vertical plate method, the sheet of ice falls onto a motor driven cutter, which chops the ice into smaller sizes and empties into a collection bin. In the vertical tube method, as the tube of ice falls into the collection bin, it is cut into cube sizes by a rotating cutter. From the collection bin, the ice is transferred to a central refrigerated holding bin where the ice is mechanically raked and dried before it is packaged.

        From the central refrigerated holding bin, the ice is then mechanically screened to remove any small pieces and to separate the ice according to size. The ice is then transferred to packaging machines, where the ice is measured and packaged into a variety of bag sizes. After bagging the ice, the product is palletized and stored in our cold storage vaults before being shipped to customer locations.

        For the majority of our manufacturing facilities, we use ammonia as the refrigerant in the process that cools the surfaces on which the ice is made. Ammonia is a common refrigerant used for most industrial refrigeration systems.

Distribution

        Due to high product transportation and shipping costs, the ice business has historically been a regional service business in which manufacturers produce and package ice at centrally located facilities and distribute to a limited market radius of approximately 100 miles. Due to these geographic constraints and the limited amount of product differentiation in the packaged ice industry, we focus on maintaining an efficient service, distribution and pricing system in each of our markets. We deliver ice through both traditional distribution methods and the on-site Ice Factory system. We believe that this unique combination of distribution service offerings enables us better serve our customers.

        Traditional Distribution.    We produce and bag ice at centrally located manufacturing facilities and subsequently sell the product with several delivery alternatives. These delivery alternatives include (1) delivering packaged ice directly to the customers' retail locations and stocking our merchandisers, (2) delivering pallet quantities to retail locations where our customers' employees stock our merchandisers and (3) warehouse shipments of ice from our facilities to the facilities of our customers who choose to deliver ice to their retail locations through their own distribution network. Our products are delivered through our own distribution operation as well as by third party distributors who transport and deliver the product to our customers. These distributors also purchase ice from us for resale to their own customers. To store ice inventory, we own or rent appropriate freezer space. We own or lease approximately 850 trucks for distribution in non-peak periods. During the peak summer months, we estimate that we may rent up to approximately 200 additional trucks.

        We currently serve approximately 70,000 customer locations, principally through the use of our company owned ice merchandisers that are installed at most of our customers' locations. Our size and scale provide us with an efficient production and distribution network by providing us with customer density, additional production capacity and dedicated distribution centers. The increased customer density has improved routing efficiencies and reduced our transportation costs, which represent our largest cost component. In addition, our production capacity in adjacent geographic markets has allowed us to avoid "out of ice" situations and related lost sales during peak periods.

        Traditional ice manufacturing and distribution accounted for approximately 90% of ice product revenues for the twelve months ended March 31, 2003.

        Ice Factory.    The Ice Factory is our proprietary self-contained automated system placed at the customer's location that manufactures, bags and stores packaged ice. Each unit is built to our specifications and includes an ice maker, merchandiser and bagging machine. The unit is capable of producing and packaging 240 bags of ice per day. The Ice Factory is most frequently used in high volume supermarkets and other commercial locations. The Ice Factory, when combined with traditional delivery methods, provides our customers with the flexibility to meet their specific supply requirements in a cost-efficient manner. Transportation costs, the most significant costs of traditional ice delivery, are eliminated by on-site production. As a result of these cost savings, we believe that the Ice Factory provides us with operating efficiencies in high volume locations compared to traditional ice delivery.

        Ice Factory locations are selected only after a thorough review and analysis of historical ice sales and the local competitive environment. Approximately 800 of our installed base of approximately 3,000 Ice Factories are operated and maintained by other ice suppliers under management agreements with us. For the twelve months ended March 31, 2003, Ice Factories accounted for approximately 10% of our ice product revenue.

        We believe that providing frequent, regular and reliable service and support to our customers is one of the most important elements in operating our Ice Factory network. We have a routine route servicing system, which utilizes trained service representatives to perform the regularly scheduled service procedures, and maintain toll-free telephone support for responding to customer calls regarding repairs and maintenance.

Customers

        We market our ice products to a broad range of customers, including supermarket chains, mass merchants, convenience stores, wholesale ice and food distributors, commercial users, resorts and restaurants, agricultural buyers and competitive producers and self-suppliers who experience supply shortages. The primary purchasers of our traditional ice products and users of our Ice Factory are retailers with no internal ice production capacity. We believe that our high level of service and quality products at competitive prices results in customer loyalty.

        We have a diversified customer base, with our largest customer accounting for less than 8% of sales in 2002 and less than 6% in both 2001 and 2000. Some of our larger national accounts include the supermarket chains Albertson's, Kroger and Safeway; mass merchants Wal-Mart and Sam's Club; and the convenience and petroleum store chains Conoco-Phillips/Circle K, 7-Eleven, ChevronTexaco and ExxonMobil. Major regional customers include the supermarket chains Publix, Winn-Dixie, Food Lion and HEB and the convenience and petroleum store chains Diamond Shamrock, The Pantry and RaceTrac. The percentage of our volume sold to national and regional supermarket and convenience chains has grown over the last several years due to consolidation within those retail channels.

        We have a geographically diversified customer base, with customer locations in 31 states, primarily in the southern half of the United States, and the District of Columbia. We believe our broad geographic reach helps insulate us from the impact of adverse weather in any particular region, although national weather patterns may have a material adverse effect on our business.

Sales and Marketing

        Our sales and marketing personnel communicate regularly with our existing customers and initiate discussions with potential new customers. Sales and marketing personnel at our corporate headquarters, along with certain members of our senior management, communicate with our larger national and regional chain customers while our field personnel handle smaller local customers and local representatives of our larger national and regional chain customers.

        Typically, our customer relationships are long term and turnover of major customers is infrequent. Most of our major retail ice customers, including eighteen of our top twenty customers, have purchased ice from us and our predecessors for over a decade. As a result, a significant portion of our corporate sales and marketing efforts are focused on maintaining and expanding these existing relationships. We also regularly explore and develop new customer relationships.

Competition

        Competition in the packaged ice industry is based primarily on service, quality and price. To compete successfully, an ice manufacturer must be able to offer significant supply and distribution capacity on a seasonal basis while maintaining cost efficiency. We believe that our high quality traditional production facilities, high regional market share, associated route density and proprietary Ice Factory capability provide us with numerous competitive advantages, including a combination of a high level of customer service, high quality products and the ability to price our products competitively. We also believe our multi-state presence and the advantages of the Ice Factory for high volume retailers have helped us develop relationships with certain national and regional supermarket and mass merchant chains and will continue to assist us in our penetration of this market.

        The traditional packaged ice industry is highly competitive and highly fragmented. In the United States, the traditional packaged ice industry is led by us and four smaller, regional, multi-facility suppliers. Although these suppliers generally do not serve customers in our primary markets, we do compete with numerous smaller local and regional companies of varying sizes and competitive resources. Most ice manufacturers have annual revenues of less than $1.0 million. In addition to our direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. However, our ice products generally do not face competition within a particular store as almost all of our customers rely on a single supplier of packaged ice at each point of sale.

Acquisitions

        From 1997 through 1999, we pursued a consolidation strategy within the highly fragmented packaged ice industry. During that period, we completed approximately 80 acquisitions. Significant acquisitions included the purchase of Reddy Ice Corporation from Suiza Foods Corporation in April 1998 and the purchase of Cassco Ice & Cold Storage, Inc. in July 1998. Reddy, prior to the acquisition, had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998. Cassco was a leading regional producer and distributor of packaged ice products and was an owner/operator of refrigerated warehouses in the Mid-Atlantic region. We have not completed any significant acquisitions since 2000.

Dispositions

        During 2001, as part of our strategy to reduce our debt and make better use of our assets, we began a program to evaluate and dispose of excess and non-core assets. During 2001, we sold several excess assets, non-core assets and our traditional ice manufacturing and distribution business in California for aggregate cash proceeds of approximately $11.0 million. The excess and non-core assets sold included certain pieces of real estate and equipment, two small refrigerated warehouses and the majority of our ice production equipment sale and leasing business. We continued to dispose of excess assets during 2002, realizing $3.4 million in additional proceeds primarily through the sale of real estate. We plan to continue to market certain excess real estate and non-core assets in 2003.

Non-Ice Products and Operations

        We also derive revenues from other goods and services, including refrigerated warehousing, the manufacture and sale of bottled water and the sale and leasing of ice production equipment. We sold the majority of our ice production equipment sale and leasing business in the second quarter of 2001. Revenues from these non-ice products and operations have accounted for less than 10% of our total revenues in each of the last three years.

Employees and Labor Relations

        At March 31, 2003, we directly employed approximately 1,500 company employees and retained approximately 400 additional employees through temporary employment agencies. Each year, during the second and third quarters, our labor force increases to approximately 2,700 employees due to seasonal increases in ice demand. We meet the majority of these seasonal hiring needs through the use of temporary employment agencies. We generally have not experienced any difficulty in meeting these seasonal employment needs. Labor is our most significant expense item and represented approximately 39% of our total cost of sales and operating expenses for the year ended December 31, 2002, excluding the associated payroll taxes and benefit expenses. As of May 1, 2003, no employees were represented by a union or subject to a collective bargaining agreement. We have never experienced a work stoppage due to labor difficulties and we believe our relationship with our employees is satisfactory.

Raw Materials and Suppliers

        We have not experienced any material supply problems in the past with respect to our business segments.

        Electricity is a significant component of our manufacturing costs and was approximately 10% of cost of sales in 2002. From 1999 to 2001 we fixed our electricity cost at 95% of our 1998 rates through a supply and management agreement which has been subsequently terminated. Beginning in 2002, our plants have been operating in both regulated and deregulated electricity markets. A significant number of our manufacturing facilities operate in regulated electricity markets and pay rates based on standard schedules for similar industrial facilities. With the assistance of an outside consultant and our own internal resources, we regularly monitor and review rate schedules, usage and other statistical data to ensure proper billing and identify additional cost control opportunities that may be available in these regulated markets. In deregulated electricity markets, primarily certain markets in Texas, we have been entering into supply agreements with terms of one to two years. Significant increases in electricity rates in both the regulated and deregulated markets in which we operate could have a material adverse effect on our results of operations.

        We use large quantities of plastic bags. Bag purchases in 2002 were approximately 10% of our cost of sales. Bag usage for 2002 was approximately 420 million seven-pound equivalent bags. There are numerous plastic bag manufacturers throughout the United States with the capability of providing for our plastic bag needs. Although one company dominates the industry, we currently purchase bags from several companies to ensure price competition. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices.

        We have relationships with approximately 170 third party ice distributors and co-packers throughout our market area who deliver a portion of our products to our customers and sell ice to their own customers. We have contractual relationships with approximately 120 of these distributors and co-packers. Our contracts contain standard terms governing their relationship with us, including exclusivity and price. Distribution costs related to these services were approximately 6% of our cost of sales in 2002.

        We also use large quantities of fuel in our distribution process. Numerous vendors throughout the United States provide the fuel for our vehicles. Fuel expenses in 2002 were approximately 3% of our cost of sales. Market prices for fuel have fluctuated widely in the past. Significant increases in fuel prices could have a material adverse effect on our business as we may not be able to pass this expense through to our customers.

Information Systems

        Internal information systems are critical to our ability to operate efficiently. We are able to monitor individual manufacturing plants and Ice Factory performance on a daily basis through automated reporting systems. This information enables us to track detailed cost and profitability information, identify opportunities to redistribute traditional manufacturing capacity among markets, assess the cost-effectiveness of an Ice Factory at a particular location and analyze market sales trends. In addition, all of our accounting and financial reporting functions are integrated into a single accounting platform that is installed in all reporting locations and connected to our central facility in Dallas, Texas. This system facilitates centralized cash management, timely financial reporting, consistent reporting formats and improved inventory tracking. In 2002, we implemented a new sales and marketing information system utilizing information from our primary accounting platform.

Intellectual Property

        We regard The Ice Factory® as proprietary and rely primarily on a combination of patents, nondisclosure and confidentiality agreements and other protection methods to secure and protect our intellectual property rights. We hold or have exclusive rights to several patents relating to the Ice Factory, including the bagging device and the overall assembly of the unit. The patents relating to the Ice Factory expire at various dates from 2008 through 2013 and have been filed in many of the major countries of North and South America, Europe and Asia. In addition, we have developed or acquired a number of trademarks (both registered and common law) and trade names for use in our ice business, and we hold licenses for the use of additional trademarks from third parties. We believe the use of our trademarks creates goodwill and results in product differentiation. However, we do not believe that the loss of any of our trademarks would have a material adverse effect on our operations.

Government Regulation

        The packaged ice industry is subject to various federal, state and local laws and regulations. These require us, among other things, to obtain licenses for our plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding our plants and Ice Factories and to continuously control the quality and quantity of our ice.

        Our packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive food manufacturing practices governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. We cannot predict the types of government regulations that may be enacted in the future by federal, state or local governments or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. Various states have imposed additional requirements including (1) quarterly testing of ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, (2) specific requirements for keeping ice packaging operations separate from other activities and (3) labeling requirements for the bags used, including the name of the ice manufacturer, the manufacturing location and the net weight. Certain of our Ice Factories and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. We believe that our facilities, manufacturing practices and Ice Factories are in substantial compliance with all applicable federal, state and local laws and regulations and that we will be able to maintain such substantial compliance in the future.

        We are subject to certain health and safety regulations, including Occupational Safety and Health Act regulations. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental Matters

        Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. These requirements are complex, changing and tend to become more stringent over time. Non-compliance with such laws and regulations or incidents resulting in environmental releases could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs or curtailment of our operations.

        Our facilities use refrigerants such as ammonia and freon in manufacturing and cold storage. Several of our facilities that exceed the regulatory threshold for ammonia storage may require risk and safety management plans under applicable laws. We are reviewing these facilities to evaluate the feasibility of reducing on-site ammonia storage through engineering controls or other means or, where required, are implementing such risk and safety management programs. Other facilities that use various freon compounds may not comply in all material respects with applicable freon refrigerant requirements, including leak detection and repair, recordkeeping or reporting. We will be identifying subject facilities and implementing procedural or mechanical changes as necessary to comply with the regulations. To date, compliance with these and other environmental laws and regulations has not had a significant effect on our capital expenditures, results of operations or competitive position. However, significant operating costs and capital expenditures could be incurred if additional or more stringent requirements are imposed in the future.

        From time to time, our use of ammonia has resulted in incidents that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. To date our costs to resolve these liabilities have not been material. We are currently involved in litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana manufacturing facility. This litigation is still in preliminary stages and it is impossible to predict the ultimate outcome at this time. See "—Legal Proceedings." Although we carry liability insurance against such losses, we could incur significant costs if our coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

        In addition, some freon refrigerants are subject to phase-outs and, as a result, are very costly to obtain. We will continue to reduce our dependence on such freon compounds by upgrading or modifying our operations and by identifying approved substitutes. Based on current information, we believe that the freon phase-outs will not have a material effect on our operations.

        Certain of our current and former facilities have a history of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, it is possible that we could become liable for investigating or remediating contamination at these properties if any investigation or remediation is required in the future. Such environmental costs have not historically had, and are not expected to have in the future, a material adverse effect on our business, financial condition or results of operations.

Seasonality

        The packaged ice business is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Approximately 68% of our revenues occurred during the second and third calendar quarters in each of 2000, 2001 and 2002. As a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, we typically experience lower profit margins resulting in losses during the first and fourth calendar quarters. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a national or regional basis.

Properties

        We maintain our principal executive offices in Dallas, Texas, where we lease approximately 10,162 square feet of space. The lease relating to our Dallas facility expires on December 31, 2004. At March 31, 2003, we owned or operated 47 ice manufacturing plants, 52 distribution centers, approximately 70,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, seven refrigerated warehouses and one bottled water plant. We had an aggregate daily ice manufacturing capacity of approximately 14,000 tons or the equivalent of four million seven-pound bags of ice. We believe that our current physical properties, along with our planned capital expenditures, are adequate for us to execute our current business strategy.

        Certain manufacturing and distribution facilities may be permanently closed in conjunction with our continuing consolidation plans, while others may be closed on a seasonal basis depending upon production requirements. As of March 31, 2003, we had six idle properties that were being marketed for disposition. These properties are excluded from the table below.

        The following is a list of our active facilities and total rated traditional ice manufacturing capacity as of March 31, 2003:

	Manufacturing Facilities	Distribution Centers	Refrigerated Warehouses	Bottled Water Plants	Traditional Manufacturing Capacity (Tons Per Day) (1)
Alabama	3	—	—	1	600
Arizona	2	3	—	—	912
Arkansas	1	2	—	—	240
California	1	—	—	—	80
Colorado	1	—	1	—	280
District of Columbia	1	—	—	—	140
Florida	8	6	—	—	1,797
Georgia	2	1	—	—	920
Louisiana	3	6	—	—	720
Maryland	—	1	—	—	—
Mississippi	—	2	—	—	—
Missouri	1	—	—	—	180
Nevada	1	—	1	—	260
New Mexico	1	2	—	—	160
North Carolina	—	—	1	—	—
Oklahoma	3	2	—	—	502
Tennessee	2	—	—	—	408
Texas	12	21	—	—	3,052
Utah	1	—	—	—	120
Virginia	3	6	4	—	880
West Virginia	1	—	—	—	120

Total	47	52	7	1	11,371

(1)
Does not include the rated ice manufacturing capacity of our installed Ice Factories, which was approximately 3,000 tons per day in the aggregate as of March 31, 2003.

Legal Proceedings

        We are involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur, we believe the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are involved in litigation in connection with an ammonia release at our Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits generally referred to as Wallace Acey, Jr. et al. v. Reddy Ice Corp., is pending in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. There are numerous plaintiffs who have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. The plaintiffs have not made a specific request for relief in the lawsuit. This lawsuit is still in a preliminary stage and the ultimate outcome is impossible to determine at this time. Although we carry liability insurance against such losses, an unfavorable result in excess of the available insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

        We have been served with two purported class action complaints asserting claims on behalf of our shareholders and derivative claims on behalf of Packaged Ice. Both complaints assert claims for breach of fiduciary duties by our directors, as well as claims for corporate waste, abuse of control and unjust enrichment in connection with the transactions contemplated by the merger agreement. The complaints, filed in two different county courts at law in Dallas County, Texas on May 23, 2003, seek an injunction preventing consummation of the proposed merger and unspecified damages. Each member of our board of directors has been named as a defendant in each complaint. Each complaint also names Packaged Ice as a nominal derivative defendant. The complaints assert that a timely demand was made on the board of directors to assert the claims alleged in the complaints. However, although a demand letter was received shortly before the filing of the complaints, neither plaintiff was identified as a party making the demand. Based upon a preliminary review of the two complaints, we believe the complaints are procedurally flawed and that the substantive allegations are without merit. We intend to seek dismissal of the complaints and to defend vigorously against the relief sought.

RISK FACTORS

Our substantial leverage and debt service obligations could harm our ability to operate our business and make payments on the notes.

        We will be highly leveraged after the closing of the merger and related transactions and will have significant debt service obligations. As of March 31, 2003, on a pro forma basis, we would have had total debt of approximately $290.0 million and total stockholders' equity of $181.6 million. For the twelve months ended March 31, 2003, on a pro forma basis, our interest expense would have been $24.4 million. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness.

        Our substantial debt could have other important consequences to you, including the following:

  •
  we will be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt, and our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

  •
  our interest expense could increase if interest rates in general increase, because a substantial portion of our debt will bear interest at floating rates and we cannot assure you that we will be able to effectively hedge against fluctuations in interest rates or that such hedging activities will not result in payments by us;

  •
  our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  •
  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business; and

  •
  our failure to comply with the financial and other restrictive covenants in the indenture governing these notes and the credit agreement governing our new credit facilities, which require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We will be able to incur more indebtedness, which may increase the risks associated with our substantial leverage, including our ability to service our indebtedness.

        The indenture relating to the notes being offered in this offering and the credit agreement governing our new credit facilities will permit us, under certain circumstances, to incur a significant amount of additional indebtedness. In addition, we may incur additional indebtedness through our largely undrawn new $35.0 million revolving credit facility. If we incur additional debt above the levels in effect upon the closing of the merger and related transactions, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. For the year ended December 31, 2002 and the quarter ended March 31, 2003, our earnings were not sufficient to cover our fixed charges, with deficiencies of $15.4 million and $15.7 million, respectively. Our ability to generate cash from our operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the credit agreement governing our new credit facilities and the indenture for the notes offered hereby, may restrict us from adopting some of these alternatives. Therefore, because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

If we fail to meet our payment or other obligations under our new credit facilities, the lenders under our new credit facilities could foreclose on, and acquire control of, substantially all of our assets.

        The lenders under our new credit facilities are expected to receive a pledge of all of the equity interests of our significant domestic subsidiaries. Additionally, these lenders will have a lien on substantially all of our assets. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our new credit facilities, those lenders would be entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, the holders of the notes may lose a portion of or the entire value of their investment.

Our failure to successfully compete could adversely affect our prospects and financial results.

        Our businesses are highly competitive. We have many competitors in each of our geographic markets offering similar products and services. Competition in our businesses is based primarily on service, quality and price. If we fail to successfully compete against our competitors in any of these areas, our business will be adversely affected. There are low barriers to entry in the ice industry and we could be adversely affected by any expansion of capacity by our existing competitors or by new entrants in our markets. Retaining existing customers and obtaining new customers is important to our future performance. If we fail to adequately serve our existing base of customers, our financial performance will be negatively impacted. We could also be adversely affected if our larger grocery or convenience store customers decide to manufacture their own ice rather than purchase our products.

The seasonal nature of the ice business results in losses and lower profit margins in the first and fourth quarters of the year.

        We experience significant seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters when the weather is generally warmer, which results in an increased demand for ice. We also earn our net income during these same periods. As a result of seasonal revenue declines and the lack of a corresponding decrease in expenses, we experience net losses and materially lower profit margins during the first and fourth calendar quarters. Variations in demand could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our indebtedness, including the notes. In addition, because our operating results depend significantly on sales during the second and third calendar quarters, our results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

The results of our operations may be adversely affected by weather.

        Cool or rainy weather can decrease sales, while extremely hot weather may increase our expenses, each resulting in a negative impact on our operating results and cash flow. Ice consumers demand ice for a variety of reasons, but many of them buy ice in connection with outdoor-related activities, both commercial and recreational. As a result, demand for ice increases during periods of warm, sunny weather, and conversely, demand decreases during periods of cool, rainy weather. During extended periods of cool or rainy weather on a national basis, our revenues and resulting net income may substantially decline. Hot weather does not necessarily result in greater net income. During extended periods of hot weather, our profits and cash flow may decline because of an increase in expenses in response to excess demand. We may have to transport ice from one plant to another and, in some cases, purchase ice from third party sources and transport it to a specific market to meet this excess demand, resulting in higher expenses and inconsistent service and product quality.

Increases in the prices of electricity, certain raw materials, insurance and other required expenses could have an adverse effect on our results of operations.

        We use substantial amounts of electricity in connection with our manufacturing process. In 1999, we entered into a supply and management agreement with a third party to fix our electric costs at rates that were generally lower than market rates. On December 2, 2001, the third party filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code, thereby breaching its agreement with us. Since that time, we have been paying market rates for electricity that are higher than those under the supply agreement. As a result of this event we incurred approximately $1.7 million in additional electricity charges in 2002. Increases in market rates for electricity could have an adverse impact on our operations.

        Our business is sensitive to increases in the cost of fuel required to operate the refrigerated trucks we use to deliver ice and to increases in the cost of polyethylene, which is the primary raw material used to manufacture the bags we use to package our ice. Our business is sensitive to increases in insurance costs, including in the areas of general liability, workers compensation, health and vehicle insurance. We have already experienced increases in fuel costs, bag costs and insurance costs and may experience further increases in the future. If the prices for these items or other expenses should increase significantly, we will incur additional costs that we may not be able to pass along to our customers. There can be no assurance that significant changes in the prices of electricity, polyethylene, fuel, insurance or other commodities would not have a material adverse effect on our business, results of operations and cash flow.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

        Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. Non-compliance with such laws and regulations or incidents resulting in environmental releases could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs or curtailment of our operations. For example, our ice manufacturing and cold storage operations use refrigerants such as ammonia and freon. Several of our ammonia facilities have not yet implemented risk and safety management programs as required under applicable laws. Other facilities may not be in compliance in all material respects with certain freon refrigerant requirements, such as leak detection and repair, recordkeeping or reporting. In addition, the market price of freon is rising as a result of phase-outs under federal laws, which could significantly increase our operating costs in the future if we are not able to obtain approved substitutes. From time to time, our use of ammonia has resulted in releases that have temporarily disrupted our manufacturing operations and resulted in lawsuits or administrative penalties. We are currently involved in litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana facility. See "Business—Legal Proceedings."

        We cannot assure you that we will not incur material environmental costs or liabilities in the future or that such costs or liabilities will not have a material adverse effect on our business, financial condition or results of operations.

Government laws and regulations could have an adverse effect on our results of operations.

        Like any food company, we are subject to various federal, state and local laws relating to many aspects of our business, including labeling, sanitation, health and safety and manufacturing processes. We cannot predict the types of government regulations that may be enacted in the future by the various levels of government or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

        Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected. Our success also depends to a significant extent on the continued service and performance of our senior management team and in particular on the continued service of William P. Brick, our Chairman and Chief Executive Officer, and Jimmy C. Weaver, our President and Chief Operating Officer. The loss of any member of our senior management team could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition.

Our acquisitions may not be successfully integrated and could cause unexpected financial difficulties.

        We anticipate that we may, from time to time, selectively acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate these companies into our business.

        Any acquisitions will also be accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Acquisitions are also subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention. In addition, as a result of future acquisitions, we may increase our debt level.

        Failure by us to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

Accidents involving our products and equipment could expose us to product liability claims.

        We are subject to a risk of product liability claims and adverse publicity if a consumer is or claims to be harmed while using our products or equipment. Any such claim may result in negative publicity, loss of revenues or higher costs associated with litigation.

        We currently carry product liability insurance that we believe is adequate to cover our losses in these situations. However, this insurance may be insufficient to pay for all or a large part of these losses. If our insurance does not adequately cover these losses, our results of operations and cash flow would decrease and such a decrease could be material.

We may lose customers' business to competitors as a result of our limited intellectual property protection, including on The Ice Factory®.

        As the sole major company using an on-site ice production and delivery system within our market area, we have enjoyed a distinct competitive advantage because the Ice Factory is preferred to traditional ice delivery by certain of our high volume customers and because the Ice Factory portion of our business gives us more flexibility during peak seasons than our competitors. In 2001, a competitor began testing machines similar to the Ice Factory in certain of its markets. If our competitor or any new competitors are successful with the rollout of a competing system, we could lose business to these companies, which would result in decreased cash flows and results of operations.

        It is also our practice to protect certain of our proprietary materials and processes by relying on trade secrets laws and non-disclosure and confidentiality agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

We are party to two lawsuits related to the merger, which if determined adversely to us, could result in the imposition of damages against us and could harm our business and financial condition.

        We have been served with two complaints asserting putative class action lawsuits in Texas in connection with the announcement of the merger. In addition, we may be subject to other lawsuits in connection with the merger that have not yet been filed. In the event that the current lawsuits with respect to the merger are not dismissed or decided in our favor or we become subject to additional suits, these lawsuits could result in the imposition of damages against us or even the rescission of the merger and related transactions. In the event that damages are awarded, our business and financial condition could be harmed.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below presents our selected historical consolidated financial data for each of the five years in the period ended December 31, 2002 and for the three month periods ended March 31, 2002 and 2003. The operating data for each of the three years in the period ended December 31, 2002 and the balance sheet data as of December 31, 2001 and 2002 were derived from our audited consolidated financial statements included elsewhere in this offering circular. The operating data for the two years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 were derived from our audited consolidated financial statements that are not included in this offering circular. The operating data for the three month periods ended March 31, 2002 and March 31, 2003 and the balance sheet data as of March 31, 2003 were derived from our unaudited consolidated financial statements that are included elsewhere in this offering circular. The unaudited financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of financial condition and results of operations for such periods and as of such dates. No separate financial information for Parent or Cube Acquisition has been provided in this offering circular because (1) both Parent and Cube Acquisition were formed solely for purposes of effecting the merger and related transactions and have not conducted any operations, (2) both Parent and Cube Acquisition currently have no material assets and have no material liabilities other than their obligations under the merger agreement relating to the merger and (3) in the case of Cube Acquisition upon consummation of the merger, Packaged Ice will merge with Cube Acquisition, with Packaged Ice surviving the merger and assuming from Cube Acquisition all obligations under the notes.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Operating Data:
Revenues	$179,861	$231,723	$244,044	$244,247	$235,660	$32,780	$32,567
Cost of sales	108,276	139,386	149,889	156,434	144,852	26,153	25,791

Gross profit	71,585	92,337	94,155	87,813	90,808	6,627	6,776
Operating expenses	31,741	37,738	37,139	37,372	33,739	8,152	7,345
Depreciation and amortization expense	20,729	30,526	28,631	33,816	24,704	6,431	5,791
Loss (gain) on disposition of assets	—	—	—	(49)	4,345	63	(10)
Impairment of assets	—	—	—	—	7,363	—	—

Income (loss) from operations	19,115	24,073	28,385	16,674	20,657	(8,019)	(6,350)
Other income (expense), net	4	21	17	19	161	37	(10)
Gain (loss) on extinguishment of debt (1)	(17,387)	—	—	—	2,494	439	—
Interest expense	(24,705)	(30,409)	(32,470)	(36,686)	(34,870)	(8,746)	(8,360)

Income taxes	—	—	—	—	—	—	—
Net loss before cumulative effect of change in accounting principle and preferred dividends	(22,973)	(6,315)	(4,068)	(19,993)	(11,558)	(16,289)	(14,720)
Cumulative effect of change in accounting principle	—	—	—	—	(73,230)	(73,230)	—

Net loss before preferred dividends	$(22,973)	$(6,315)	$(4,068)	$(19,993)	$(84,788)	$(89,519)	$(14,720)

Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$16,320	$14,409	$19,102	$19,153	$32,690	$(13,859)	$(22,188)
Cash flows—investing activities	(314,788)	(37,128)	(29,368)	(7,602)	(11,595)	(4,707)	(1,730)
Cash flows—financing activities	287,070	22,911	7,674	(2,365)	(24,808)	10,453	18,699
Capital expenditures (2)	22,830	30,413	23,165	16,510	14,403	5,001	2,703
Ratio of earnings to fixed charges (3)	—	—	—	—	—	—	—

	December 31,					March 31,
	As of
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and restricted cash (4)	$3,427	$3,619	$1,027	$16,913	$6,500	$2,100	$1,281
Total assets	440,257	462,332	470,660	460,784	347,573	368,677	339,748
Total debt	338,381	322,290	332,270	332,667	305,214	342,640	324,123

(1)
In April 2002, we adopted Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical

  Corrections." In accordance with that statement, we reclassified the loss on refinancing in 1998 from an extraordinary item to operations in the statement of operations.

(2)
Excludes expenditures in connection with acquisitions.

(3)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pretax earnings from continuing operations, plus fixed charges, less preferred dividends. Fixed charges consist of interest expense, amortization of discounts, premiums and capitalized expenses related to indebtedness and our estimate of interest within rental expense and preferred dividends.

During the periods presented, earnings were not sufficient to cover our fixed charges. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, the deficiency was $28,291, $9,393, $7,202, $23,451 and $15,368, respectively. During the three months ended March 31, 2002 and 2003, the deficiency was $17,191 and $15,714, respectively.

(4)
Includes restricted cash of $6.7 million at December 31, 2001, which was used to collateralize outstanding standby letters of credit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States and currently serve approximately 73,000 customer locations in 31 states and the District of Columbia. We operate in two business segments—ice products and non-ice products and operations. Ice products accounted for approximately 92% of revenues in 2002. Our ice products business consists of the following two activities:

  •
  the traditional manufacture and delivery of ice from a central point of production to the point of sale; and

  •
  the installation of the Ice Factory, our proprietary equipment located in our customers' high volume locations that produces, packages and stores ice through an automated, self-contained system.

        Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water. This business segment accounted for 8% of revenues in 2002.

        Revenues.    Our revenues primarily represent sales of packaged ice, packaged ice bags for use in our Ice Factory equipment, bottled water and cold storage services. There is no right of return with respect to these products or services. A portion of our revenue also represents fees earned under management agreements for Ice Factories located outside our primary territories that are recognized as earned under contract terms.

        Cost of Sales.    Our cost of sales includes costs associated with labor, raw materials, product delivery and utility-related expenses generated in the manufacture and distribution of our products. Labor costs included in cost of sales accounted for approximately 26% of 2002 sales. Raw materials consist primarily of polyethylene-based plastic bags, which represented approximately 6% of 2002 sales. Product delivery expenses include labor, fuel and vehicle rental expense related to products delivered by our own distribution network, as well as fees paid to distributors who deliver ice to our customers on our behalf. Fuel purchased for delivery by our own distribution network represented approximately 2% of our 2002 sales. Expenses for independent third party distribution services represented approximately 4% of our 2002 sales. Utility-related expenses consist primarily of electricity used in connection with the manufacturing, storage and distribution processes and represented approximately 6% of 2002 sales. Ice Factory revenues do not increase our plant occupancy, delivery or utility costs, however, we do incur costs associated with customer service representatives and machine technicians which are included in our cost of sales.

        Operating Expenses.    Our operating expenses are costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries, insurance, legal and other professional services and costs associated with leasing office space. Labor costs included in operating expenses represented approximately 9% of 2002 sales.

        Our results of operations are highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Revenue within specific markets can also be affected by weather conditions, with cool or rainy weather negatively impacting demand and extremely hot weather increasing our costs as we respond to excess customer demand for our products. Approximately 68% of our revenues occurred during the second and third calendar quarters in each of 2000, 2001 and 2002. As a result of seasonal revenue declines and a less than proportional decline in expenses during the first and fourth quarters, we typically experience lower profit margins resulting in losses during these periods. In addition, because a significant portion of our annual sales are generated during the second and third calendar quarters, our annual results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

        At March 31, 2003, we owned or operated 47 ice manufacturing plants, 52 distribution centers, an installed base of approximately 3,000 Ice Factories, seven refrigerated warehouses and one bottled-water manufacturing facility.

Results of Operations

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	61.4	64.0	61.5	79.8	79.2

Gross profit	38.6	36.0	38.5	20.2	20.8
Operating expenses	15.2	15.3	14.3	24.9	22.6
Depreciation and amortization expense	11.8	13.9	10.5	19.6	17.7
Loss (gain) on disposition of assets	0.0	(0.0)	1.8	0.2	(0.0)
Impairment of assets	0.0	0.0	3.1	0.0	0.0

Income (loss) from operations	11.6	6.8	8.8	(24.5)	(19.5)
Other income, net	0.0	0.0	0.1	0.1	(0.0)
Gain on extinguishment of debt	0.0	0.0	1.0	1.4	0.0
Interest expense	(13.3)	(15.0)	(14.8)	(26.7)	(25.7)

Net loss before cumulative effect of change in accounting principle and preferred dividends	(1.7)	(8.2)	(4.9)	(49.7)	(45.2)
Cumulative effect of change in accounting principle	0.0	0.0	(31.1)	(223.4)	0.0

Net loss before preferred dividends	(1.7)%	(8.2)%	(36.0)%	(273.1)%	(45.2)%

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

        Revenues.    Revenues decreased $0.2 million, from $32.8 million for the three months ended March 31, 2002 to $32.6 million for the three months ended March 31, 2003. There was no significant change in revenues in our ice segment. However, we did experience a small decrease in volume sales in the three months ended March 31, 2003 related to adverse weather conditions in several of our significant markets during the month of February 2003, which was offset by increases in average selling prices. Revenues in our non-ice operations decreased $0.2 million, primarily due to decreased volume sales in our bottled water business.

        Cost of Sales.    Cost of sales decreased $0.4 million, from $26.2 million for the three months ended March 31, 2002 to $25.8 million for the three months ended March 31, 2003. As a percentage of revenues, cost of sales decreased from 79.8% for the three months ended March 31, 2002 to 79.2% for the three months ended March 31, 2003. This decrease in cost of sales and the relative percentage is attributable primarily to reduced volume sales in our ice operations and effective control of labor and other variable costs in our ice operations.

        Gross Profit.    Gross profit increased $0.2 million, from $6.6 million for the three months ended March 31, 2002 to $6.8 million for the three months ended March 31, 2003. As a percentage of revenues, gross profit increased from 20.2% for the three months ended March 31, 2002 to 20.8% for the three months ended March 31, 2003. The increase in gross profit and the gross profit percentage is attributable primarily to higher average selling prices in our ice operations that offset sales volume decreases and the reduction in costs in response to corresponding volume decreases. Gross profit as a percentage of revenues from ice operations increased from 17.9% for the three months ended March 31, 2002 to 19.1% for the three months ended March 31, 2003, while gross profit on non-ice operations decreased from 33.9% for the three months ended March 31, 2002 to 31.7% for the three months ended March 31, 2003.

        Operating Expenses.    Operating expenses decreased $0.9 million, from $8.2 million for the three months ended March 31, 2002 to $7.3 million for the three months ended March 31, 2003. As a percentage of revenues, operating expenses decreased from 24.9% for the three months ended March 31, 2002 to 22.6% for the three months ended March 31, 2003. This decrease was primarily due to lower incentive compensation expense related to our overall financial performance. Operating expenses from ice operations decreased from 26.9% of revenues for the three months ended March 31, 2002 to 23.6% of revenues for the three months ended March 31, 2003. Operating expenses in non-ice operations increased from 12.8% of revenues for the three months ended March 31, 2002 to 15.9% for the three months ended March 31, 2003.

        Depreciation and Amortization Expenses.    Depreciation and amortization decreased $0.6 million, from $6.4 million for the three months ended March 31, 2002 to $5.8 million for the three months ended March 31, 2003. This decrease was primarily due to a decrease in depreciation expense related to reduced capital expenditures over the last two years and sales of excess property and equipment. As a percentage of revenues, depreciation and amortization decreased from 19.6% for the three months ended March 31, 2002 to 17.7% for the three months ended March 31, 2003.

        Gain or Loss on Disposition of Assets.    During the three months ended March 31, 2003 and 2002, we sold certain excess assets for a net gain of $0.01 million and a net loss of $0.06 million, respectively.

        Interest Expense.    Interest expense decreased $0.3 million, from $8.7 million for the three months ended March 31, 2002 to $8.4 million for the three months ended March 31, 2003. As a percentage of revenues, interest expense decreased from 26.7% for the three months ended March 31, 2002 to 25.7% for the three months ended March 31, 2003. The decrease in interest expense was primarily due to lower average outstanding borrowings under our existing credit facilities and reduced outstanding principal balances of our existing senior notes. During 2002, we repurchased and retired existing senior notes with an aggregate face value of $15.0 million.

        Gain on Extinguishment of Debt.    On January 30, 2002, we repurchased and retired existing senior notes with a face value of $2.5 million, which resulted in a gain of $0.4 million. There were no repurchases in the three months ended March 31, 2003.

        Cumulative Effect of Change in Accounting Principle.    On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax).

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Revenues.    Revenues decreased $8.5 million, from $244.2 million for the twelve months ended December 31, 2001 to $235.7 million for the twelve months ended December 31, 2002. Revenues decreased $6.4 million in our ice segment as a result of the sale of our traditional ice business in California, offset by (1) slight volume increases due to better weather conditions in most of our markets and the recovery from the effects of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and (2) increases in average selling prices in our non-California markets. Revenues in our non-ice operations decreased $2.2 million for the twelve months ended December 31, 2002 as compared with the same period in 2001, primarily due to the sale in 2001 of two cold storage operations and our ice production equipment sale and leasing business. The decrease due to the sales of these operations was partially offset by a $1.2 million increase in sales at our Virginia cold storage warehouses related to the signing of a significant new customer contract in 2002, partially offset by a loss of sales to our poultry customers caused by an outbreak of avian flu in Virginia.

        Cost of Sales.    Cost of sales decreased $11.5 million, from $156.4 million for the twelve months ended December 31, 2001 to $144.9 million for the twelve months ended December 31, 2002. This decrease primarily resulted from the sale of our traditional ice operations in California and labor and other cost reductions in our remaining operations that were implemented in the last half of 2001. Offsetting these reductions were increases in electricity and insurance costs.

        Gross Profit.    Gross profit increased $3.0 million, from $87.8 million for the twelve months ended December 31, 2001 to $90.8 million for the twelve months ended December 31, 2002. As a percentage of revenues, gross profit increased from 36% for the twelve months ended December 31, 2001 to 38.5% for the twelve months ended December 31, 2002. These increases were the result of increased operating efficiencies in our ice operations, higher average selling prices and the sale of our traditional ice business in California, which generated lower gross profit margins than our other markets, offset by reduced margins at our Virginia cold storage warehouses due to reduced amounts of customer products moved through our warehouses by our poultry customers.

        Operating Expense.    Operating expenses decreased $3.7 million, from $37.4 million for the twelve months ended December 31, 2001 to $33.7 million for the twelve months ended December 31, 2002. As a percentage of revenues, operating expenses decreased from 15.3% for the twelve months ended December 31, 2001 to 14.3% for the twelve months ended December 31, 2002. These decreases resulted from a reduction in labor and benefits due to a consolidation of administrative functions and headcount reductions during the second and third quarters of 2001, the sale of our traditional ice business in California in December 2001 and the sale of certain non-ice operations in the last half of 2001, offset by an increase in incentive compensation expense relating to improved performance.

        Depreciation and Amortization.    Depreciation and amortization decreased $9.1 million, from $33.8 million for the twelve months ended December 31, 2001 to $24.7 million for the twelve months ended December 31, 2002. As a percentage of revenues, depreciation and amortization decreased from 13.9% for the twelve months ended December 31, 2001 to 10.5% for the twelve months ended December 31, 2002. This decrease was primarily due to (1) the disposition of significant fixed assets between July 2001 and December 2002 and (2) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 changed the accounting for goodwill and certain intangible assets with an indefinite life from an amortization method to an impairment-only approach. Amortization of goodwill and certain other intangible assets, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Amortization expense related to these items was $6.0 million in 2001. Offsetting this decrease in expense is additional depreciation expense related to property additions since December 31, 2001.

        Gain (Loss) on Disposition of Assets.    During the year ended December 31, 2002, we sold certain non-core assets, including several pieces of excess real estate, for a net loss of $2.4 million. In addition, we resolved all outstanding issues related to the sale of our traditional ice business in California and as a result recorded an additional charge of $1.9 million.

        Impairment of Assets.    We reclassified excess real estate as "Assets Held for Sale" and recorded a non-cash charge of $3.3 million to write down their carrying value to their estimated fair value. In accordance with SFAS No. 142, we evaluated our goodwill as of December 31, 2002 and recorded a non-cash impairment charge of $4.1 million related to our bottled water and cold storage operations.

        Gain on the Extinguishment of Debt.    During the twelve months ended December 31, 2002, we purchased and retired existing senior notes with an aggregate principal amount of $15.0 million, which resulted in a gain on extinguishment of debt of $2.5 million.

        Interest Expense.    Interest expense decreased $1.8 million, from $36.7 million for the twelve months ended December 31, 2001 to $34.9 million for the twelve months ended December 31, 2002. As a percentage of revenues, interest expense decreased from 15% for the twelve months ended December 31, 2001 to 14.8% for the twelve months ended December 31, 2002. The dollar decrease in interest expense was due to a $3.6 million non-cash charge to expense in December 2001 related to our interest rate collar agreement, lower average borrowings under our existing credit facilities and lower outstanding balances of our existing senior notes, offset by higher payments under our interest rate collar agreement and a higher average interest rate on the term loan included in our existing credit facilities.

        Cumulative Effect of Change in Accounting Principle.    On January 1, 2002 we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to our ice and non-ice segments was $70.1 million and $3.1 million, respectively.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Revenues.    Revenues increased $0.2 million, from $244.0 million for the year ended December 31, 2000 to $244.2 million for the year ended December 31, 2001. This increase in revenues consisted of a $1.0 million decrease in revenues from ice operations and a $1.2 million increase in revenues from non-ice operations. The decrease in ice operation revenue was primarily due to abnormally cool and rainy weather in the first quarter of 2001 and during September of 2001 in our Texas and Oklahoma markets as compared to the same periods in 2000, the effects of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001, offset by new customer locations and price increases. The increase in non-ice products and operations was due to increased bottled water unit sales, offset by a reduction in ice equipment leasing revenue related to the sale of that business in June 2001.

        Cost of Sales.    Cost of sales increased $6.5 million, from $149.9 million for the year ended December 31, 2000 to $156.4 million for the year ended December 31, 2001. The cost of sales as a percentage of revenues increased 2.6% from 61.4% for the year ended December 31, 2000 to 64% for the year ended December 31, 2001. This increase primarily resulted from (i) the fact that not all of our costs change proportionately to changes in revenues, especially in the first and fourth calendar quarters, when fixed costs account for a greater proportion of our cost of sales, (ii) increases in fuel prices and employee health benefit costs (primarily in the first quarter of 2001), (iii) the impact of additional Ice Factory operating leases ($1.9 million higher than in 2000), (iv) our increased presence in West Coast markets that generated sales with a lower margin than our other markets and (v) the effect of the bankruptcy of the third party with which we contracted for the majority of our electricity purchases.

        Gross Profit.    Gross profit decreased $6.4 million, from $94.2 million for the year ended December 31, 2000, to $87.8 million for the year ended December 31, 2001. As a percentage of revenues, gross profit from ice products decreased from 38.2% to 35.7%. The decrease in gross profit percentage was due to additional expenses relating to health insurance and fuel in the first quarter of 2001, the increased use of operating leases associated with the Ice Factories compared to 2000, a third party bankruptcy and higher sales in West Coast markets. Gross profit on non-ice operations decreased from 42.3% to 38.5%, primarily due to increased bottled water unit sales with lower margins.

        Operating Expenses.    Operating expenses increased $0.2 million, from $37.1 million for the year ended December 31, 2000, to $37.4 million for the year ended December 31, 2001. This increase was due to the impacts of severance expenses of $1.5 million and certain bankruptcies of $0.5 million, offset by decreases resulting from headcount reductions during 2001. As a percentage of revenues, operating expenses increased from 15.2% to 15.3%.

        Depreciation and Amortization.    Depreciation and amortization increased $5.2 million, from $28.6 million for the year ended December 31, 2000, to $33.8 million for the year ended December 31, 2001. Depreciation and amortization increased $2.5 million due to full year effect of the capital expenditures and additions to intangible assets made during 2000 and the capital expenditures made in 2001. In addition, depreciation and amortization increased $2.7 million related to the write-off of unamortized debt issue costs related to our former credit facility.

        Gain on Disposition of Assets.    During the year ended December 31, 2001, we sold certain excess and non-core assets and our traditional ice business in California. Dispositions of excess and non-core assets included several pieces of real estate, the majority of our ice production equipment sales and leasing business and two cold storage facilities. The result of these dispositions was a net gain on disposition of assets of approximately $49,000.

        Interest Expense.    Interest expense increased $4.2 million, from $32.5 million for the year ended December 31, 2000, to $36.7 million for the year ended December 31, 2001. The increase in interest expense resulted from a $3.6 million non-cash expense related to our interest rate swap agreement and higher levels of borrowings during the year ended December 31, 2001 as compared with the year ended December 31, 2000, offset by lower interest rates.

Liquidity and Capital Resources

        We generate cash from the sale of packaged ice through traditional delivery methods, by which we manufacture, package and store ice at a central facility and transport it to our customers' retail locations when needed, and through Ice Factories, which manufacture, package and store ice in our customers' retail locations. Our primary uses of cash are (a) cost of sales, (b) operating expenses, (c) debt service and (d) capital expenditures related to replacing and modernizing the capital equipment in our traditional ice plants and acquiring and installing additional Ice Factories. Historically we have financed our capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations, borrowings under our existing revolving credit facility, operating leases and equity offerings.

        We estimate our capital expenditures for 2003 will range between $12.0 and $13.0 million, which will primarily be used to maintain and expand our traditional ice operations. There can be no assurance that capital expenditures will not exceed this estimate. In addition, we initiated a leasing program for some of our Ice Factory installations in late 1999 and continued to utilize that strategy during 2000 and early 2001. Beginning in the second quarter of 2001, we stopped using operating leases for our Ice Factory installations. Our annual lease obligation related to this strategy is approximately $4.0 million and is contained within cost of sales. Concurrent with this offering, we intend to purchase these Ice Factory assets under lease for approximately $9.5 million.

        As we have consolidated our ice manufacturing and distribution facilities, we have identified non-core and excess assets. As a result of the disposition of these non-core and excess assets, we realized proceeds of approximately $1.0 million in the three months ended March 31, 2003. We are continuing to market certain excess and non-core assets that we have determined to be disposable and anticipate proceeds of approximately $0.5 million in the last nine months of 2003.

        Net cash used in operating activities was $22.2 million and $13.9 million for the three months ended March 31, 2003 and March 31, 2002, respectively. Net cash used in operating activities for the three months ended March 31, 2002 was lower than for the three months ended March 31, 2003 primarily due to a $6.7 million cash inflow during the three months ended March 31, 2002 related to the release of restricted cash that was being used to collateralize standby letters of credit. For both of these periods, net cash used in operating activities is primarily attributable to losses from operations and changes in working capital. Losses from operations, which typically occur in the first quarter of the year, are a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, which also results in net cash outflows for working capital as accounts payable and accrued expenses are paid down.

        Net cash used in investing activities was $1.7 million and $4.7 million for the three months ended March 31, 2003 and March 31, 2002, respectively. Net cash used in investing activities for the three months ended March 31, 2003 was lower primarily due to lower capital expenditures.

        Net cash provided by financing activities was $18.7 million and $10.5 million for the three months ended March 31, 2003 and March 31, 2002, respectively. Net cash provided by financing activities for the three months ended March 31, 2002 was lower than for the three months ended March 31, 2003 primarily due to the release of restricted cash in the three months ended March 31, 2002, which was used to repay amounts outstanding under our existing credit facility.

        Net cash provided by operating activities was $32.7 million and $19.2 million in 2002 and 2001, respectively, compared to net cash provided by operating activities of $19.1 million in 2000. The increase in net cash provided by operating activities in 2002 is primarily attributable to a $4.0 million increase in income from operations, offset by a $9.1 million decrease in non-cash depreciation and amortization, a $6.7 million cash inflow from restricted cash and a $5.3 million decrease in accounts receivable due to lower revenues in 2002 and improved working capital management. Net cash provided by operating activities in 2001 was similar to 2000, as an $11.7 million decrease in income from operations was offset by a $5.2 million increase in non-cash depreciation and amortization and a $7.1 million increase in net cash flows from restricted cash and other current assets and liabilities. In particular, accounts receivable and inventories decreased $3.1 million and $2.7 million, respectively, as a result of improved working capital management.

        Net cash used in investing activities was $11.6 million and $7.6 million in 2002 and 2001, respectively, compared to net cash used in investing activities of $29.4 million in 2000. The increase in net cash used in investing activities in 2002 was primarily a result of a $7.6 million decrease in proceeds from property and equipment dispositions, offset by lower capital expenditures. Net cash used in investing activities in 2001 was $21.8 million lower than in 2000, primarily due to a lower amount of capital expenditures and acquisitions and a $9.0 million increase in proceeds from property and equipment dispositions. As we consolidated acquisitions into our existing infrastructure through 2001, we identified certain non-core and excess assets. In 2001, we began aggressively marketing these assets, which resulted in significant proceeds from property and equipment dispositions in 2001 and 2002. Additionally, we sold our traditional ice business in California in 2001.

        Net cash used in financing activities was $24.8 million and $2.4 million in 2002 and 2001, respectively, compared to net cash provided by financing activities of $7.7 million in 2000. Net cash used in financing activities in 2002 was higher than in 2001 primarily as a result of increased net repayments under our existing credit facility and long-term obligations. During in 2001, our focus shifted to debt reduction. As we reduced our capital expenditures, disposed of non-core and excess assets and improved cash flow from operations, we redirected our available cash flow toward repaying amounts outstanding under our existing credit facility and long-term obligations, primarily our existing senior notes. Net cash provided by financing activities in 2000 was primarily attributable to borrowings under our existing credit facility, which were used in conjunction with cash flows from operations to fund capital expenditures and acquisitions.

        At March 31, 2003, we had approximately $324.1 million of total debt outstanding as follows:

  •
  $255.0 million of existing senior notes due February 1, 2005;

  •
  $68.7 million outstanding under our existing credit facility; and

  •
  $0.4 million of other debt, net of debt discount.

        We currently have an $88.0 million senior credit facility, which consists of a $38.0 million line of credit and a $50.0 million term loan and which we expect to terminate and fully repay in connection with the merger. Principal balances outstanding under the line of credit bear interest per annum, at our option, at the London Inter-Bank Offered Rate ("LIBOR") plus 3.5% or the prime rate (as announced from time to time by JPMorgan Chase Bank) plus 1.5%. At March 31, 2003, the line of credit had a balance of $18.7 million and availability of $11.9 million. Outstanding balances are classified as a current liability because of our intention to use the line of credit to fund our working capital. No principal payments are required until the final maturity date of October 31, 2004. Principal balances outstanding under the term loan bear interest per annum, at our option, at LIBOR plus 4% or the prime rate plus 2%, with a minimum of 9.5%. At March 31, 2003, the weighted average interest rate of borrowings outstanding under our existing credit facility was 8.27%. Interest is payable monthly. We pay a monthly fee on the average availability under our existing credit facility based on an annual rate of 0.5%, a $20,000 per quarter loan servicing fee and a $360,000 annual fee on the anniversary date of our existing credit facility.

        For fiscal years beginning on or after January 1, 2002, there is a mandatory principal payment on the term loan equal to 65% of our Excess Cash Flow (as defined in our existing credit facility). This principal payment is due within 10 days of delivery of the annual audited financial statements to the lenders, which may occur no later than 90 days after a fiscal year end. In accordance with our existing credit facility, the principal payment can be waived if certain conditions are met and we pay the Amortization Waiver Fee (as defined in our existing credit facility). We obtained a waiver for the 2002 principal payment and paid the related Amortization Waiver Fee of approximately $363,000 in April 2003. The Amortization Waiver Fee was accrued as of December 31, 2002. Any balances outstanding under the term loan are due October 31, 2004.

        Covenants contained in our existing credit facility and the indenture governing our existing senior notes require us to meet certain financial tests, and other restrictions limit our ability to pay dividends, borrow additional funds or to acquire or dispose of assets. All of our assets and the capital stock of all of our significant subsidiaries collateralize our existing credit facility. Our existing senior notes are generally unsecured obligations, and are senior in right of payment to all existing and future subordinated debt (as defined in the indenture) and pari passu to all of our senior indebtedness. Our existing senior notes are effectively subordinated to our existing credit facility.

        The borrowing base under the line of credit is comprised of eligible accounts receivable and eligible equipment and in addition, from January 28 to July 15 of each calendar year, a $10.0 million seasonal overadvance. Outstanding standby letters of credit reduce the amount available under the line of credit. At March 31, 2003, we had approximately $11.9 million of availability on our line of credit. We anticipate having adequate collateral during the second quarter of 2003 to maintain a minimum availability of $5.0 million under the line of credit.

        At March 31, 2003, we had $7.4 million of standby letters of credit outstanding, primarily to secure insurance obligations. Certain of our insurance policies have been renewed in the second quarter of 2003 and as a result, we have $2.2 million outstanding in additional amounts of collateral utilizing letters of credit for a total outstanding of $9.6 million. Additionally, we may be required to provide letters of credit from time to time to secure certain other obligations, including electricity supply contracts, although overall we do not expect significant increases during the remainder of 2003. Letters of credit in the amount of $0.7 million have various final expiration dates from 2008 through 2012. The remaining letters of credit in the amount of $8.9 million have no final expiration dates.

        On November 28, 2000, we entered into an interest rate collar agreement (the "Collar Agreement"). If the Index Rate (30-day LIBOR, as defined in the Collar Agreement) exceeds 7.75%, we will receive the difference between the Index Rate and 7.75%. If the Index Rate falls below 5.75%, we will pay the difference plus 1%. Any amounts payable or receivable are settled monthly. The Collar Agreement has a notional amount of $50.0 million and a term of four years.

        If we had been required to settle the Collar Agreement as of March 31, 2003, we would have had to pay $4.4 million plus accrued interest of $0.2 million. We are exposed to credit risk in the event of nonperformance by the counterparty to the Collar Agreement, however we anticipate that the counterparty will fully perform its obligations under the Collar Agreement.

Critical Accounting Policies

        Allowances for Doubtful Accounts.    We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments on their accounts. We have attempted to reserve for these estimated losses based on our past experience with similar accounts receivable and believe our reserves to be adequate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments on their accounts, additional allowances would be required.

        Long-Lived Assets.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2.5 to 40 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized. We accounted for all of our historical acquisitions using the purchase method of accounting and as a result recorded significant amounts of goodwill. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade names	Indefinite life
Ice Factory system patents	Straight line method over 17 years
Debt issue costs	Interest method over the term of the debt
Other intangibles	Straight line method over the terms of the agreements

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is evaluated using a market valuation approach based on valuations of comparable businesses.

        Inherent in the determination of such future cash flows and valuations are certain estimates and judgments, including the interpretation of current economic indicators and market values and assumptions about our strategic plans, with respect to our operations. To the extent additional information arises or our strategies change, it is possible that our conclusions regarding the impairment of goodwill or other long-lived assets could change and result in a material effect on our financial position or results of operations.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, bottled water and ice equipment) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contract terms.

New Accounting Pronouncements

        On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to our ice and non-ice segments was $70.1 million and $3.1 million, respectively. Prospectively, we will annually evaluate the carrying amount of goodwill associated with our operating segments using a market valuation approach to identify any potential impairment of goodwill. As a result of this annual evaluation, an additional impairment charge of $4.1 million was recognized at December 31, 2002 in our non-ice segment.

        On January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting requirements for the impairment and disposal of long-lived assets. In accordance with this statement, we have presented certain assets to be disposed of as "assets held for sale" as of December 31, 2002.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, amends SFAS No. 4 and SFAS No. 64 to require that gains and losses from the extinguishment of debt generally be classified within continuing operations. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and early application is encouraged. We adopted SFAS No. 145 upon issuance and, as a result, have reflected gains on the extinguishment of debt within continuing operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. We adopted this statement on January 1, 2003 and such adoption did not have a significant effect on our consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amended SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the effects of stock-based compensation on reported results. The provisions of SFAS No. 148 are effective for years ending after December 15, 2002 and interim periods beginning after December 15, 2002. We adopted the disclosure provisions of SFAS No. 148 upon issuance and the adoption did not have any impact on our results of operations or financial position.

Summary Historical Financial Results

        The following table illustrates Packaged Ice's historical and pro forma financial results:

	Fiscal Year Ended December 31,
	1999	2000	2001	2001 PF(1)	2002	LTM 5/31/2003
	($ in millions)
Income Statement Data:
Revenues:
Ice Products	$210.5	$224.0	$223.0	$209.1	$216.7	$216.5
Non-ice Products and Operations	21.2	20.0	21.2	21.2	19.0	18.7

Total Revenues	231.7	244.0	244.2	230.3	235.7	235.2
Revenue Growth	28.8%	5.3%	0.1%	—	2.3%	—
Gross Profit	$92.3	$94.2	$87.8	$85.9	$90.8	$91.0
Gross Margin	39.8%	38.6%	36.0%	37.3%	38.5%	38.7%
Capital Expenditures:
Maintenance	$9.1	$11.0	$8.5	—	$7.2	—
Growth/Rationalization	21.3	12.2	8.0	—	7.2	—

Total Capital Expenditures	30.4	23.2	16.5	—	14.4	11.6
% of Revenues	13.1%	9.5%	6.8%	—	6.1%	4.9%
Cash Interest Expense	$30.4	$32.5	$36.7	—	$34.9	$34.3
Balance Sheet Data:
Cash	$3.6	$1.0	$16.9	—	$6.5	$4.7
Total Assets	462.3	470.7	460.8	—	347.6	351.8
Total Debt(2)	322.3	332.3	332.7	—	305.2	324.5

(1)
Pro forma for sale of California operations to Glacier Ice in which Packaged Ice currently earns licensing fees for Ice Factories it still owns in California. The 2001 pro forma results and subsequent periods shown in the table above include revenues from Packaged Ice's licensing of Ice Factories in California.
(2)
Excludes existing mandatorily redeemable preferred equity.

Five Months Ended May 31, 2003 Compared to Five Months Ended May 31, 2002

Revenues

        Revenues decreased $0.5 million, from $76.7 million for the five months ended May 31, 2002 to $76.2 million for the five months ended May 31, 2003. There was no significant change in revenues in the ice segment. However, Packaged Ice did experience a small decrease in volume sales in the five months ended May 31, 2003 related to unfavorable weather conditions in some of Packaged Ice's markets during the first quarter of 2003, which was offset by increases in average selling prices. Revenues in the non-ice operations decreased $0.3 million, primarily due to decreased volume sales in the bottled water business.

Cost of Sales

        Cost of sales decreased $1.0 million from $52.6 million for the five months ended May 31, 2002 to $51.6 million for the five months ended May 31, 2003. As a percentage of revenues, cost of sales decreased from 68.6% for the five months ended May 31, 2002 to 67.7% for the five months ended May 31, 2003. This decrease in cost of sales and the relative percentage is attributable primarily to reduced volume sales in Packaged Ice's ice operations and effective control of labor and other variable costs in Packaged Ice's ice operations.

Gross Profit

        Gross profit increased $0.5 million, from $24.1 million for the five months ended May 31, 2002 to $24.6 million for the five months ended May 31, 2003. As a percentage of revenues, gross profit increased from 31.4% for the five months ended May 31, 2002 to 32.3% for the five months ended May 31, 2003. The increase in gross profit and the gross profit percentage is attributable primarily to higher average selling prices in Packaged Ice's ice operations that offset sales volume decreases and effective control of variable costs. Gross profit as a percentage of revenues from ice operations increased from 31.6% for the five months ended May 31, 2002 to 31.7% for the five months ended May 31, 2003, while gross profit on non-ice operations increased from 33.4% for the five months ended May 31, 2002 to 34.9% for the five months ended May 31, 2003.

Operating Expenses

        Operating expenses decreased $0.5 million, from $13.4 million for the five months ended May 31, 2002 to $12.9 million for the five months ended May 31, 2003. As a percentage of revenues, operating expenses decreased from 17.5% for the five months ended May 31, 2002 to 16.9% for the five months ended May 31, 2003. Operating expenses from ice operations increased from 10.5% of revenues for the five months ended May 31, 2002 to 11.0% of revenues for the five months ended May 31, 2003. Operating expenses in non-ice operations increased from 12.7% of revenues for the five months ended May 31, 2002 to 15.0% for the five months ended May 31, 2003.

Attractive Industry Fundamentals

        Ice enjoys stable product demand and has no substitutes. End users tend to be insensitive to the price of bagged ice because: (i) ice is an inexpensive purchase compared to companion purchases such as beer, soft drinks, picnic food items, etc.; and (ii) ice is a convenience purchase and must be purchased "just in time". The packaged ice industry has benefited from a trend by large retailers to outsource ice production. As large retailers focus on their core competencies, they are looking to lower costs and improve service levels by outsourcing ice production and consolidate their ice supplier base. Another favorable fundamental for the ice supplier is that retailers typically only carry one brand of ice at any given retail location, and therefore, ice suppliers enjoy virtually no competition at a given point of sale.

Unique Multi-State Presence and Infrastructure

        Packaged Ice has a large geographic footprint with the necessary manufacturing capacity and distribution scale to service large retailers across multiple states and regions. In fact, Packaged Ice is the only company in the packaged ice industry serving customers in 31 states and the District of Columbia. Packaged Ice's geographic diversification has enabled it to develop relationships with national and regional supermarket, convenience store and mass merchant chains and will allow Packaged Ice to continue to further penetrate these markets. Smaller local suppliers do not have the necessary infrastructure to provide multi-state or multi-region service and cannot compete effectively for these national and regional accounts. Packaged Ice has a unique multi-state presence and infrastructure, and is therefore well positioned to benefit from continued consolidation of Packaged Ice's customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets. Packaged Ice's large infrastructure ensures reliable supply and on-time delivery, which is the most important criteria wholesale customers have in choosing an ice supplier. Management estimates a capital investment of over $400 million would be required to replicate Packaged Ice's distribution and manufacturing capabilities. In addition to the competitive advantages provided by its scale, Packaged Ice's broad geographic reach also helps to insulate overall Company sales from the variability of weather patterns in any individual region.

Reliable Free Cash Flow

        Annual demand and pricing for packaged ice is stable and Packaged Ice has a strong market share in the markets it serves. The major components of Packaged Ice's costs are non-unionized labor and commodities such as water, resin, fuel and electricity. Also, Management estimates that approximately 50% of the costs of good sold are variable costs, such as labor (non-union) and, therefore, can be reduced to accommodate seasonal volume variances. As a result of these factors, relatively low capital requirements and a favorable tax position, Packaged Ice is forecasted to generate a significant and predictable amount of free cash flow.

Strong Asset Coverage

        The following table shows the tangible assets owned by Packaged Ice available as collateral for the Credit Facilities.

	As of 12/31/2002	As of 3/31/2003
	($ in millions)
Accounts Receivable, gross	$15.5	$15.1
Reserves	(0.5)	(0.4)

Accounts Receivable, net	15.0	14.7
Inventories	7.2	8.3
Land	15.0	15.0
Buildings	58.8	58.9
Plant, Equipment and Machinery	182.9	185.1

PP&E, gross	256.7	259.0
Accumulated Depreciation	(91.9)	(96.0)

PP&E, net	164.8	163.0
Assets pledged as collateral	$187.0	$186.1

Asset coverage of Credit Facilities(1)	134.1%	133.4%

(1)
Based upon drawn amount of Credit Facilities at close of $139.5 million.

        As of March 31, 2003 Packaged Ice had $186.1 million of net tangible assets available as collateral for the Credit Facilities, representing approximately 133% of the drawn amount at the close of this Transaction. Receivables are characterized by minimal dilution as a result of Packaged Ice's high quality base of national and regional customers. Also, Packaged Ice enjoys a strong base of PP&E having invested over $124.0 million in capital expenditures over the last seven years.

        Included in the PP&E asset account, Packaged Ice owns approximately 70,000 merchandisers, which are refrigerated ice storage units located at the retail customer's point of sale. The cost of a new merchandiser is approximately $1,000 to $1,500 and, while Packaged Ice depreciates the merchandisers over 12 years, the equipment has historically had a longer life.

        Packaged Ice owns 73 manufacturing and distribution facilities, 6 refrigerated warehouses and a bottled water plant. Packaged Ice owns approximately 3,000 Ice Factories (including those purchased in connection with this Transaction), which are also located at the retail customer's point of sale. The cost of a new Ice Factory is approximately $20,000 and the depreciable life of the asset is 12 years, although according to Management, these automated machines may have a longer life. Packaged Ice's Ice Factory assets are considered to be in excellent condition with the majority of these assets built and installed in the last six years.

Packaged Ice Market Overview

        The annual market for the wholesale packaged ice is estimated to be approximately $1.8 billion, of which Management estimates approximately 50% is satisfied by self-suppliers with in-house capacity to manufacture their own ice ("In-House Production") with the remaining 50% satisfied by independent manufacturers such as Packaged Ice ("Outsourced Production"). Retailers typically carry only one brand of packaged ice at each point of sale, and therefore suppliers rarely face competition within a particular store. As a result, suppliers compete to be an individual or chain retailer's sole source of packaged ice in the markets they serve.

        The packaged ice industry is highly fragmented and is led by Packaged Ice and several regional, multi-facility competitors. In addition, the industry includes numerous local and regional companies of varying size and resources, with most ice manufacturers having annual revenues less than $1.0 million. Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility, and, as a result of high transportation costs, are typically limited to servicing customers within approximately 100 miles from the point of production. The business has historically been a service business, with success dependent upon an efficient manufacturing and distribution system and the ability to ensure prompt and reliable delivery required by customers during peak seasonal months.

        Sales of packaged ice are heavily influenced by climate, with approximately 60% to 70% of sales accounted for by the warmer regions of the country (i.e. the Southern U.S., California and Carolinas regions) and approximately 70% of sales occurring in the warmer months of the year. Of the Southern U.S. outsourced market, Packaged Ice has approximately 50% market share, however, in the local and regional markets Packaged Ice serves, Packaged Ice enjoys significantly higher market share. The remainder of the Southern U.S. outsourced market place is characterized by smaller local operators with no one competitor accounting for more than 5% of this market.

        The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the Southern U.S. Volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within specific geographic markets can also be affected by weather conditions, with cool or rainy weather negatively impacting packaged ice purchases.

Major Industry Suppliers

        There are five major regional packaged ice suppliers that compete in the approximately $900 million U.S. Outsourced Production market, of which Packaged Ice is the largest ice supplier with 25% market share. However, the regional ice suppliers typically do not compete directly with each other and tend to stay within their own geographic markets. Packaged Ice is the leading regional packaged ice supplier in the Southern U.S. market and has particularly strong market share in the Florida, Texas and Arizona markets.

        Competition in the packaged ice industry is based primarily on service, quality and price. To compete successfully, an ice manufacturer must be able to substantially increase production and distribution capacity on a seasonal basis while maintaining cost efficiency. Packaged Ice's high quality traditional production facilities, high regional market share and associated route density and proprietary Ice Factory capability provide Packaged Ice with numerous competitive advantages, including a combination of a high level of customer service and high quality products at competitive prices. Packaged Ice also believes that its geographic diversification and the advantages of the Ice Factory for high volume retailers have helped Packaged Ice develop relationships with certain national supermarket chains and will continue to assist Packaged Ice in penetration of this market.

        Packaged Ice's most direct competition is from "mom and pop" suppliers at the local level, which Management believes account for approximately 50% of the U.S. Outsourced Production market. Management estimates there are over 1,000 independent ice manufacturers involved in ice production and distribution at the local level, most of which have sales of less than $1 million per annum. These small ice suppliers are typically family-owned businesses which concentrate on local retail customers ("mom and pop" retail stores). As a result, small, local suppliers can influence pricing at the local level.

Pricing and Purchasing Dynamics

        Consumer demand for packaged ice is relatively insensitive to price as packaged ice is generally a convenience purchase associated with other, more expensive purchases. However, the retailers to whom Packaged Ice's sells packaged ice tend to be more price sensitive than end user consumers, but they also place a high degree of importance on service and reliability of supply.

        National and regional retailers with a presence across states or regions are attracted to the multi-state distribution offered by regional packaged ice suppliers such as Packaged Ice. With its strong presence in the Southern U.S., Packaged Ice is a preferred supplier for its national accounts and in many cases is the sole provider of packaged ice within its markets.

National Retailers are Consolidating Suppliers

        Over the last five years, the supermarket and convenience store industries have undergone extensive consolidation. For instance, in 1996, the top ten supermarkets in the U.S. represented 37% of the market, while today they represent 54% of that market.

        As the leading supermarkets, convenience stores and mass retailers continue to consolidate and increase national scale, these companies will increasingly outsource their ice production operations and make central and regional purchases. As a result, they will look for suppliers that can handle high volumes across multiple markets, such as Packaged Ice.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGED ICE, INC.
Date: July 7, 2003	By:	/s/ STEVEN J. JANUSEK Steven J. Janusek Chief Financial Officer

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EXPLANATORY NOTE
Recent Developments
BUSINESS
RISK FACTORS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SIGNATURES